EXHIBIT 4

PEOPLES ENERGY CORPORATION

DIRECT PURCHASE AND INVESTMENT PLAN

(Approved by the Board of Directors August 7, 1996)

The Direct Purchase and Investment Plan (the "Plan") described herein is being offered by Peoples Energy Corporation (the "Company") to interested persons or entities and is designed to provide current and potential investors with a convenient way to purchase shares of the Company's common stock, without par value ("Common Stock"), and to reinvest all or a portion of their dividends in shares of Common Stock without payment of any brokerage commission or service charge. Participants will bear a charge for brokerage commissions and any applicable taxes with respect to sales of shares of Common Stock under the Plan.

1. Plan Administrator

Administration of the Plan will be conducted by the individual (who may be an employee of the Company), bank, trust or other entity (including the Company) appointed from time to time by the Company to act as administrator of the Plan (the "Administrator"). The Company, through its Shareholder Services Department, is the initial Administrator and is responsible for administering the Plan, receiving all cash investments made by participants in the Plan ("Participants"), maintaining records of each Participant's account activities, issuing statements of account and performing other clerical and ministerial duties related to the Plan. The Administrator will prepare appropriate authorization forms for Participants to enroll in, effect transactions under and terminate participation in the Plan ("Authorization Forms"). The Administrator or its nominee, as custodian, will hold one or more certificates registered in its name, representing the aggregate number of whole shares of Common Stock purchased under or deposited for safekeeping into the Plan and credited to the Participants' accounts. The Administrator will promptly transmit Initial Investments and Optional Cash Investments into a segregated escrow account at a bank (the "Escrow Account") or to an agent selected by the Company (the "Independent Agent") that is independent of the Company. The Independent Agent shall be a registered broker-dealer or bank, as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, as amended, responsible for purchasing and selling shares of Common Stock in the open market for the Participants' accounts in accordance with the provisions of the Plan.

2. Eligibility

Any interested person or entity making an Initial Investment of at least $250 and all registered shareholders of the Company are eligible to participate in the Plan, provided such person or entity fulfills the prerequisites for enrollment in the Plan described in Section 4, "Plan Enrollment".

3. Effective Date; Transition from Former Plan.

This Plan shall become effective November 1, 1996, and shall on that date replace the Peoples Energy Corporation Dividend Reinvestment and Stock Purchase Plan dated July 21, 1989 (the "Former Plan"). Current participants in the Former Plan will automatically continue as participants in the Plan without submitting a new Authorization Form . However, Participants who wish to change their participation in any way (e.g., from full to partial reinvestment) must submit new Authorization Forms after receiving a copy of a securities prospectus applicable to the Common Stock offered pursuant to the Plan. No Initial Investments from applicants who are not shareholders of the Company will be accepted by the Administrator prior to November 1, 1996.

4. Plan Enrollment

After being furnished with a copy of a securities prospectus applicable to the Common Stock offered pursuant to the Plan, registered or record shareholders not currently participating in the Plan may join the Plan at any time by completing and signing an Authorization Form and providing such other items and documentation as may be required by the Administrator. Requests for Authorization Forms, as well as other Plan forms and a copy of the prospectus for the Plan, should be made in writing to the Administrator's address or by calling the Administrator at the toll free number listed in Section 27, "Correspondence".

Eligible applicants who are not registered or record shareholders of Common Stock may enroll in the Plan by completing and returning the Authorization Form with an initial investment of not less than $250 and not more than $100,000, which will be used to purchase Common Stock for the applicant's account ("Initial Investment"). Investments may be made by personal check or money order payable to "PEC Direct Purchase and Investment Plan". Applicants and Participants should not send cash. Applicants become enrolled in the Plan upon the crediting of shares to their Plan account.

Payments for Initial Investments received and held for investment under the Plan will not earn interest and do not receive dividends prior to investment of such payments in Common Stock.

5. Dividend Reinvestment Options

The Authorization Form shall allow the Participant to choose from the following reinvestment options:

Full Dividend Reinvestment - Cash dividends on all certificated shares held by a Participant and on all book-entry shares credited to the Participant's Plan account are reinvested to purchase additional shares of Common Stock. Optional Cash Investments may be made at any time. Applicants who are not registered or record shareholders must elect Full Dividend Reinvestment until the applicant's Initial Investment has been invested in Common Stock.

Partial Dividend Reinvestment - The Participant receives cash dividends on a specified number of shares of Common Stock and reinvests the cash dividends on the remainder of his or her shares. The shares specified to receive cash dividends may be made up of a combination of certificated and book-entry shares credited to the Plan account. Participants may elect to have cash dividend payments that are not reinvested paid to them by check or through electronic direct deposit. Optional Cash Investments may be made at any time. Partial Dividend Reinvestment is not available to applicants who are not registered or record shareholders until the applicant's Initial Investments has been invested in Common Stock.

Optional Cash Investments Only - The Participant receives cash dividends on all shares credited to the Participant's account. Certificated shares are held by the Participant and book-entry shares are held by the Plan for the account of the Participant. Optional Cash Investments may be made at any time.

The reinvestment of dividends under either of the Full Dividend Reinvestment or Partial Dividend Reinvestment options will commence with the first dividend payable after the dividend record date following the Participant's enrollment. Dividends will be paid on full shares and proportionately on fractional share equivalents in Participants' accounts.

6. Optional Cash Investments

Once an investor is enrolled in the Plan, additional investments may be made of at least $25 per Investment Date (as defined below) up to $100,000 per year ("Optional Cash Investments"). Additional purchases may be made either by electing the Automatic Electronic Investments feature, as described below, or by mailing to the Administrator a completed optional investment form (attached to a Participant's account statement) and a personal check or money order payable to "PEC Direct Purchase and Investment Plan". There is no obligation to make Optional Cash Investments and the amount and timing of such investments can vary from time to time.

Optional Cash Investment payments received and held for investment under the Plan will not earn interest and do not receive dividends prior to investment in Common Stock.

7. Automatic Electronic Investments

Participants may make Optional Cash Investments of not less than $25 nor more than the annual limit of $100,000 by monthly electronic fund transfers from a predesignated United States account ("Automatic Electronic Investments"). Automatic Electronic Investments may be made from accounts at any bank, savings association, credit union, or other financial institution that participates in the National Automated Clearing House Network.

To initiate Automatic Electronic Investments, the Participant must complete and sign an Authorization Form for Automatic Electronic Investment and return it together with a voided blank check or deposit slip for the account from which the funds are to be drawn. Authorization Forms will be processed and will become effective as promptly as practicable. To be effective with respect to a particular Investment Date, however, the Automatic Electronic Investment authorization documents must be received by the Administrator at least five Business Days preceding the date of the desired electronic transfer of funds. As used herein, a "Business Day" means any day, other than a Saturday or Sunday, on which banking institutions in Chicago, Illinois and New York, New York are not required or authorized to remain closed and on which the New York Stock Exchange and the Company's principal office are not closed.

Once Automatic Electronic Investments are initiated, funds will be drawn from the Participant's designated account on the tenth day of each month (or, if the tenth day is not a Business Day, then the first Business Day thereafter), and will be invested in Common Stock on the next Investment Date following the date such funds are drawn.

Participants may change the amounts of their future Automatic Electronic Investments by completing and submitting to the Company a new Authorization Form. Automatic Electronic Investments may be terminated by notifying the Administrator in writing.

8. Direct Deposit of Dividends Not Reinvested

Participants who elect not to reinvest all dividends may receive the dividends not reinvested by electronic deposit to their United States bank, savings and loan, or credit union. To receive direct deposit of dividends, Participants must complete and sign a direct deposit Authorization Form and return it to the Administrator. Changes in designated direct deposit accounts may be made at any time upon receipt of written instructions by the Administrator.

9. Refunds of Initial investment and Optional Cash Investments

Upon written request, the Administrator will refund the Participant's Initial Investment or any Optional Cash Investments, provided such request is received by the Administrator at least five Business Days prior to the Investment Date following receipt of funds. However, no refund of checks or money orders will be made until the funds have been actually collected by the Administrator. If such request for refund is not received at least five Business Days before the next Investment Date following the Administrator's receipt of funds, the funds will be invested in Common Stock on the Investment Date.

Funds for investments pending purchase of Common Stock will be credited to the Participant's account and held in the Escrow Account. Funds for Initial Investments or Optional Cash Investments that are not invested within thirty-five (35) days of receipt will be returned promptly to the Participant.

10. Investment Dates

Investment Dates will generally be the 1st and the 15th of the month, or, if such date is not a Business Day, then the first Business Day after such date; provided, however, that during a dividend payment month the Investment Date will be the 1st of the month and the dividend payment date. If shares of Common Stock are purchased on the open market, and if, in the discretion of the Independent Agent, it is not practicable to make all such purchases required under the Plan on a particular Investment Date, the purchases will be made as soon as practicable thereafter.

Funds received from applicants or Participants for investment under the Plan will not earn interest and do not receive dividends prior to investment thereof in Common Stock. To receive dividends, Initial Investments and Optional Cash Investments must be received and invested on an Investment Date prior to the record date.

11. Purchase of Shares

The Administrator may acquire shares of Common Stock on behalf of the Participants under the Plan either: (a) by purchases of newly issued shares from the Company; or (b) by purchases through the Independent Agent on the open market, i.e., on any securities exchange where Common Stock is traded, on the over-the-counter market or by negotiated transactions. The Independent Agent may make such open market purchases on such terms as to price, delivery and otherwise as the Independent Agent may determine in its sole discretion, and neither the Company, the Administrator (if it is not the Independent Agent) nor any Participant will have any authority or power to direct the time or price at which Common Stock may be purchased or sold or the selection of the broker or dealer (other than the Independent Agent, in the case of the Administrator) through or from whom purchases and sales may be made, except that such purchases must be made in accordance with the terms of the Plan. The Company may not change its determination that Common Stock will be purchased for Participants directly from the Company or on the open market more than once in any three month period. Furthermore, the Company will not exercise such right absent a determination by its Board of Directors or chief financial officer that the Company's need to raise additional capital has changed or there is another valid reason for the change.

The Independent Agent may commingle each Participant's funds with those of other Participants for the purpose of executing purchases and may offset purchases of shares against sales of shares to be made for Participants under the Plan. Neither the Company nor any affiliated purchasers will exercise any direct or indirect control or influence over the times when or prices at which the Independent Agent may purchase Common Stock for the Plan or the amounts of shares to be purchased.

When newly issued shares of Common Stock are purchased from the Company by the Administrator for Participants under the Plan, the purchase price of such shares will be the average of the high and low sale prices for the Common Stock on the Investment Date as reported on the New York Stock Exchange Composite Tape and published in The Wall Street Journal. The price will be calculated to four decimal places.

When shares of Common Stock are purchased in the open market, the price per share to the Participant will be the weighted average purchase price, calculated to four decimal places, of shares acquired on the open market by the Independent Agent with respect to the applicable Investment Date.

Under the Plan, Participants do not have the ability to order the purchase of a specific number of shares, the purchase of shares at a specified price or a particular date of purchase, as could be done by means of purchasing shares through a broker.

Notwithstanding anything herein to the contrary, no more than thirty-five (35) days will elapse between a dividend payment date and the date dividend funds for that dividend are invested in Common Stock or paid to Participants under the Plan. Funds for Initial Investments or Optional Cash Investments that are not invested within thirty-five (35) days after receipt will be returned promptly to the Participants.

12. Sale of Shares

Participants may sell all or part of the Common Stock credited to their account by furnishing the Company with written instructions, signed by all registered holders of such shares. If the sale is for less than all of the shares in the Participant's account, only whole shares may be sold, not fractional shares. The Independent Agent cannot sell for the Participant any certificated shares that the Participant is holding unless such shares are first deposited with the Administrator for safekeeping.

Sales for Participants shall be made as soon as practicable after the Administrator receives written instructions from the Participant. Requests to sell Plan shares will be aggregated and processed at least once a week by the Independent Agent in its sole discretion on the open market at the prevailing market prices.

When a Participant sells shares of Common Stock under the Plan, the price per share the Participant receives will be the average of the proceeds from all shares of Common Stock sold by the Independent Agent during the applicable sales period, less brokerage commission fees specified in Section 18 hereof and any applicable taxes.

13. Stock Certificates

All shares of Common Stock purchased under the Plan will be held by the Administrator or its nominee in book-entry form. Participants may, however, at any time and without charge, obtain a certificate for all or part of the full shares credited to their Plan accounts by making a request in writing to the Company.

14. Certificate Safekeeping

Upon enrollment, or at any later time, Participants may take advantage of the Plan's cost-free certificate safekeeping services. To participate in Certificate Safekeeping, Participants must complete and return a Certificate Safekeeping Form along with the Common Stock certificates, unendorsed, that they wish to deposit via registered mail, return receipt requested and properly insured. If a shareholder of the Company has lost any of his or her certificates, such certificates must be replaced before participation in the Certificate Safekeeping option. Certificate Safekeeping Forms can be obtained by contacting the Administrator in writing or by telephone as set forth in Section 27, "Correspondence".

Upon receipt of such shares, the Administrator will cancel the shares and credit the Participant's account with the corresponding number of shares in book entry form.

15. Transfer of Shares Held in the Plan

Participants may change the ownership of all or part of their shares of Common Stock held in the Plan through gifts (as more fully described in Section 16, "Purchasing Gift Shares for Others"), a private sale, or otherwise, by mailing to the Administrator a properly executed Stock Transfer Assignment Form (which may be obtained from the Administrator or a financial institution), a signature guarantee, and a letter or other written instruction.

Unless otherwise instructed, the Administrator will retain the shares, and enroll the transferee in 100% dividend reinvestment, provided the transferee is eligible to participate. The Administrator will provide the transferee with a statement showing the number of shares so transferred and held in his or her Plan account.

16. Purchasing Gift Shares for Others

A Participant may transfer from his or her Plan account shares of Common Stock to another Participant's account or may purchase shares for others. If the recipient is not a registered shareholder, an initial gift of five shares is required to establish an account, or an initial investment purchase amount of $150. A completed Authorization Form in the name of the recipient is also required. If the recipient is already a Participant, an investment of at least $25 may be made as a gift or a transfer of one full share may be made from the donor's account. In either case, the recipient will automatically be enrolled in full dividend reinvestment, unless otherwise specified. Gift notices are available and can be sent directly to the recipient or to the donor.

17. Changing Plan Options

Participants may change their Plan options, including changing the reinvestment level (full, partial or none) of dividends, at any time by providing written notice to the Administrator. The Administrator will accept written notice from only the participant or a person duly authorized by the participant.

Participants may cease to reinvest part or all of the dividends payable with respect to shares held under the Plan and elect to receive such dividends by check or electronic direct deposit. Such Participants may continue to hold shares in book-entry form, as well as buy shares with Optional Cash Investments or sell some or all of the shares in their Plan account.

18. Fees, Costs and Expenses

The Company will pay all administrative costs and expenses associated with the Plan and the cost of brokerage commissions on all purchases of Common Stock. Participants will bear the cost of brokerage commissions as set forth in Schedule 1, attached hereto and made a part hereof, and any applicable taxes incurred on all sales of shares of Common Stock. All fees and charges are subject to change in the Company's discretion (acting through its chief financial officer), upon notice to Participants. Such changes shall be effected by attaching a replacement Schedule 1 to this Plan document bearing a later date than the then current Schedule 1 attached hereto.

19. Termination of Participation

Participants may at any time terminate their participation in the Plan by notifying the Administrator in writing. At the Participant's direction, a certificate(s) and/or a check will be issued by the Company upon termination of the participant's account.

When a Participant's Plan account is terminated and shares of Common Stock in the Plan account are sold, the price per share the Participant receives will be the average of the proceeds from all shares of Common Stock sold by the Independent Agent during the applicable sales period, less brokerage commission fees set forth in Section 18 and any applicable taxes.

20. Automatic Termination of Participation

A Participant's enrollment in the Plan may be automatically terminated if the Participant no longer holds any shares of record and the shares of Common Stock in his or her account total less than one full share and no Optional Cash Investments are made during a consecutive three month period. When a Participant's Plan account is terminated and shares of Common Stock in the Plan account are sold, the price per share the Participant receives will be the average of the proceeds from all shares of Common Stock sold by the Independent Agent during the applicable sales period, less brokerage commission fees as set forth in Section 18 and any applicable taxes.

21. Statements

A detailed statement will be provided to participants by the Company after each quarterly dividend reinvestment and each month in which a purchase for an Optional Cash Investment is made. The statement will report the amount invested from (a) dividends paid on shares in the Participant's name, (b) the dividend on all shares, full and fractional, in the Participant's Plan account and (c) Optional Cash Investments, if any. The statement will also report the total amount of dividends reinvested, the number of shares of Common Stock purchased, the price per share at which such shares were purchased and the total number of shares accumulated under the Plan.

22. Voting of Shares

The proxy card forwarded to each Participant prior to any meeting of shareholders of the Company will represent both the number of shares registered in the participant's name and the number of whole shares credited to the participant's Plan account; all such shares will be voted in accordance with the instructions on the proxy card. If the proxy card is not returned, none of the participant's shares will be voted unless the participant votes in person.

23. Stock Dividends and Rights

Any Common Stock distributed by the Company as a stock dividend on shares credited to the participant's account under the Plan, or upon any split of such shares, will be credited to the participant's account. Stock dividends or splits distributed on all other shares held by the participant and registered in his or her own name will be mailed directly to the participant.

In a rights offering, a Participant will receive rights based upon the total number of whole shares of Common Stock allocable to his or her Plan account. In order to exercise any such right with respect to shares held in a Plan account, a Participant must first request certificates for whole shares and then exercise the rights in accordance with the procedures for record shareholders applicable to such rights. The Company and/or the Administrator may establish additional administrative procedures for such rights as it may deem necessary or appropriate.

24. Limitations on Liability

Neither the Company, the Administrator (including the Company, if it is acting as such) in administering the Plan nor any Independent Agent will be liable for any act done in good faith or for the good faith omission to act in connection with the Plan, including, without limitation, any claim of liability arising out of failure to terminate a Participant's account upon the Participant's death prior to receipt of written notice of such death, or with respect to the prices at which shares of Common Stock are purchased or sold for the Participant's account and the times when purchases and sales are made. In addition, none of the Company, its directors, officers, employees or agents, the Administrator or the Independent Agent shall in any way be liable with respect to the price or performance of the Common Stock held under the Plan or for the payment or amount of any future dividends on Common Stock. However, nothing contained in this provision affects a Participant's right to bring a cause of action based on alleged violations of federal securities laws.

25. Changes in the Plan

The Company may, at any time and from time to time, in its sole discretion, amend, modify, suspend or terminate the Plan in whole, in part, or with respect to Participants in one or more jurisdictions, without the approval of Participants. However, no such modification or amendment may make it possible for any assets held in the accounts under the Plan to be used for any purpose other than the benefit of the Participants.

All participants will receive notice of any such amendment, modification, suspension or termination. Upon termination of the Plan, certificates for whole shares credited to a participant's account under the Plan will be issued, and a cash payment will be made for any fractional share.

The Company reserves the right to interpret and regulate the Plan from time to time as it deems desirable or necessary in connection with the operation of the Plan.

26. Governing Law

The terms and conditions of the Plan and its operation shall be governed by the laws of the State of Illinois.

27. Correspondence

All inquiries and instructions concerning the Plan should be directed to:
Peoples Energy Corporation
C/O LaSalle Bank N.A.
Shareholder Services
P. O. Box LL 135/1811
Chicago, IL 60690-9882
Toll Free Number 1-800-901-8878
Fax (312) 904-2236

or such other address and telephone number as the Company may determine upon notice to Participants.

SCHEDULE 1

TO

DIRECT PURCHASE AND INVESTMENT PLAN

Brokerage commissions charged to Participants for the sale of shares of Common Stock under the Plan shall be $0.08 per share.

Date of this Schedule 1: August 7, 1996